EXHIBIT 99.1

News
Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303
Release No. C-1757
Contacts: Media—Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors—Richard Good (404) 652-4720 Richard Perkins (404) 652-4721

Aug. 7, 2002

GEORGIA-PACIFIC ANNOUNCES NEW BRIDGE FINANCING AGREEMENT; SENIOR
DEFERRABLE NOTES OF PEPS UNITS WILL NOT BE RE-MARKETED

ATLANTA — Georgia-Pacific Corp. (NYSE: GP) today announced it has obtained a one-year, $650 million bridge financing commitment from Bank of America and Goldman, Sachs & Co.

This bridge loan, along with available cash and borrowing from existing bank credit facilities, will be used to repay $850 million in bridge financing due Aug. 16, 2002.

After repayment of the $850 million bridge loan, Georgia-Pacific will have approximately $900 million of available credit under its $3.75 billion revolving credit facility.

Also today, Georgia-Pacific announced that the senior deferrable notes issued in connection with the company’s 7.5 percent Premium Equity Participating Security Units (PEPS Units) will not be re-marketed.

The company issued $862.5 million in senior deferrable notes when it issued 17,250,000 PEPS Units in July 1999. Each PEPS Unit consists of a purchase contract that obligates the holder to purchase shares of Georgia-Pacific common stock on or prior to Aug. 16, 2002, and a senior deferrable note. The company will issue approximately 18.2 million shares of its common stock in settlement of the purchase contracts.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and distributors of tissue, packaging, paper, building products, pulp and related chemicals. With annual sales of more than $25 billion, the company employs approximately 71,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products distribution segment has long been among the nation’s leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific’s Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

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